Exhibit 5.1

August 13, 2026

Arizona Public Service Company
400 North 5th Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

I have supervised lawyers who have acted as in-house counsel for Arizona Public Service Company, an Arizona corporation (the “Company”), in connection with the Company’s (a)  proposed offering of an indeterminate amount of debt securities, as contemplated by the registration statement on Form S-3 No. 333-277488-01 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on February 28, 2024 (the “Registration Statement”); and (b) issuance and sale of $100,000,000 aggregate principal amount of 5.50% Notes due 2035 (the “2035 Notes”) and $600,000,000 aggregate principal amount of 6.25% Notes due 2056 (the “2056 Notes” and, together with the 2035 Notes, the “Notes”) pursuant to the Underwriting Agreement, dated August 10, 2026 (the “Underwriting Agreement”), among the Company and the underwriters named therein, and the Indenture, dated as of January 15, 1998, as amended and supplemented to the date hereof and as further amended and supplemented by the Ninth Supplemental Indenture thereto, filed by the Company as Exhibit 4.1 to its Form 8-K, dated as of August 22, 2005, and Thirty-Fourth Supplemental Indenture thereto, filed by the Company as Exhibit 4.1 to its Form 8-K Report, dated as of August 13, 2026 (the “Indenture”).

I, or lawyers under my supervision, have reviewed the definitive prospectus, dated February 28, 2024, and the prospectus supplement, dated August 10, 2026 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to collectively as the “Prospectus”), relating to the Notes. I, or lawyers under my supervision, have also reviewed the originals, or copies certified to my satisfaction, of such other documents and records and made such other investigation as I have deemed necessary or appropriate to render the opinions set forth below. I have also relied upon certificates of public officials and relevant public records.

In my review, or the review by lawyers under my supervision, of the Indenture, any supplement thereto and the Notes and in rendering the opinions herein, I have assumed, without investigation: (i) the genuineness of the signatures not witnessed, the authenticity of documents submitted as originals, and the conformity to originals of documents submitted as copies; (ii) the legal competency and capacity of all natural persons executing such documents or otherwise involved in the issuance and sale of the Notes; (iii) that such documents accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and that there are no oral or written statements, agreements, understandings or negotiations, nor any usage of trade or course of prior dealing among the parties that directly or indirectly modify, define, amend, supplement or vary, or purport to modify, define, amend, supplement or vary, any of the terms of such documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise; (iv) that each entity who has executed or is executing any of such documents (other than the Company) had the power to enter into and perform its obligations under such documents, and that such documents have been duly authorized, executed or authenticated, and delivered by, and are valid, binding upon, and enforceable against, such entities, in accordance with their respective terms; (v) that no party will receive any interest, charges, fees, or other benefits or compensation in the nature of interest in connection with the transactions other than those that the Company has agreed in writing in such documents to pay; and (vi) that no fraud has occurred in connection with such transactions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations expressed herein, it is my opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by the Company of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute legal, valid, and binding obligations of the Company, except as the same may be limited by and subject to: (a) bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity (whether considered in a proceeding in equity or at law); and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter may be brought.

The opinions expressed herein are based upon the law and facts in effect on the date hereof, and I assume no obligation to update, revise or supplement this opinion, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of my name wherever it appears in the Registration Statement and the related Prospectus. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shirley A. Baum
Shirley A. Baum
Senior Vice President, General Counsel and Corporate Secretary,
Arizona Public Service Company